Exhibit 99.(p)(15)

CONFIDENTIAL

Version #	Date of Production	Updated by	Comments
1.0	29 July 2019	Desmond YEO	Finalization
2.0	1 March 2020	Optima Partners
3.0	5 Jan 2021	Optima Partners
4.0	9 June 2021	Lillian Yang
5.0	19 April 2022	Optima Partners
5.1	21 June 2022	Optima Partners	Updating Personal Account Dealing Policies

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XY Investments (HK) Ltd

Code of Ethics

June 2022

THIS MANUAL IS THE PROPERTY OF XY INVESTMENTS (HK) LTD / SHANGHAI XY INVESTMENTS LLC AND MUST BE RETURNED BY AN EMPLOYEE UPON THE EMPLOYEE’S TERMINATION OF EMPLOYMENT. THE CONTENTS OF THIS MANUAL ARE CONFIDENTIAL, AND MUST NOT BE REVEALED TO THIRD PARTIES.

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Table of Contents

1	INTRODUCTION	4
2	CONFLICTS OF INTEREST	4
3	INDUCEMENTS	6
4	GIFTS AND ENTERTAINMENT ACCEPTANCE/GIVING	7
5	ANTI-BRIBERY POLICY AND PROCEDURES	8
6	RESTRICTED LIST	9
7	PERSONAL ACCOUNT DEALING	10
8	INSIDER DEALING	15
9	WHISTLE BLOWER POLICY	17
10	SANCTIONS	19
11	RECORD KEEPING	19
Appendix 1: EMPLOYEE ACKNOWLEDGEMENT FORM		20
Appendix 2: CONFLICT DISCLOSURE FORM		21
Appendix 3: DECLARATION OF OUTSIDE INTERESTS FORM		22
Appendix 4: NEW EMPLOYEE POLITICAL CONTRIBUTION DISCLOSURE FORM		25
Appendix 5: GIFTS AND ENTERTAINMENT NOTIFICATION FORM		27
Appendix 6: GIFTS AND ENTERTAINMENT APPROVAL FORM		28
Appendix 7: RESTRICTED STOCK – NOTIFICATION FORM		29
Appendix 8: INITIAL DECLARATION FORM		31
Appendix 9: QUARTERLY DECLARATION FORM		32
Appendix 10: PERSONAL TRADE PRE-APPROVAL REQUEST FORM		33
Appendix 11: LIMITED OFFERINGS PARTICIPATION REQUEST FORM		35

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1	INTRODUCTION
i.	As an investment management firm, Shanghai XY Investments LLC and XY Investments (HK) Ltd (“XY” or “we”) owe a fiduciary duty to our clients. This Code of Ethics (“Code”) establishes standards of conduct expected of all employees (including part-time and contract) and addresses conflicts that may arise from employees’ personal account dealing and other activities. Every employee is expected to fully understand and adhere to the policies and procedures set forth in this Code. Although this Code is intended to provide each employee with guidance and certainty as to whether or not certain actions or practices are permissible, it does not cover every issue an employee may face. In this regard, employees are to refer to other compliance-related policies and procedures (including but not limited to Compliance Policy and Procedures, Trade Error Policy and Procedures, etc.) that may be directly applicable to an employee’s specific responsibilities and duties. Nevertheless, an overarching principle that employees should adhere to is that the interests of our clients are of our paramount concern and must always come first. All employees are expected to read the Code carefully and observe and abide by its guidance at all times. On an annual basis, and at such other times as the Compliance Officer may deem necessary or appropriate, each employee must acknowledge in writing on the Employee Acknowledgement Form (Appendix 1: EMPLOYEE ACKNOWLEDGEMENT FORM) that he or she has read the Code and agrees to comply with the Code as a condition of his or her employment. All employees have an obligation to inform the Chief Compliance Officer (“CCO”) on a timely basis any change to their duties, responsibilities or titles which may affect their reporting status under this Code.

ii.	All employees must promptly report any violations of the Code and of any laws to the CCO.

iii.	In all circumstances requiring pre-clearance under the Code, one of the Managing Member(s), Partner(s), Director(s), etc will provide written pre-approval to the CCO.

2	CONFLICTS OF INTEREST

All employees are responsible for identifying actual or potential conflicts of interest between XY and its clients and managing and mitigating those conflicts fairly and in accordance with this Code. A conflict of interest may arise between: (i) XY (its managers, employees and persons directly and indirectly linked to them by control) and a client of XY (ii) One client of XY and another client. Conflicts of interest involve a failure by XY to act in the best interests of its clients and will typically involve a material risk of damage to the interests of that client. Either XY (and connected persons or other members of XY’s group) may gain a benefit at the expense of a loss or disadvantage to a client; or one client

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may gain a benefit at the expense of a loss or disadvantage to another client. When assessing a potential conflict of interest, the employee must consider whether he/she:

i.	Is likely to make a financial gain, or avoid financial loss, at the expense of the client;
ii.	Has a distinct interest in the outcome of the service provided to the client or of a transaction carried out on behalf of the client;
iii.	Results in favouring the interest of another client over the interests of the client; or
iv.	Receives, or will receive, from a person other than the client an inducement in relation to the service provided to the client, in the form of monies, goods or services.

Employees are to be sensitive to actual or potential conflicts of interest. If you are unsure whether a conflict exists, consult with the Compliance Officer. Employees must ensure that they obtain permission from the Compliance Officer prior to entering into an agreement that could potentially conflict with the Code and provide appropriate information to assist in the identification of potential conflicts. All conflicts of interest must be reported to the Compliance Officer using the Conflict Disclosure Form (Appendix 2: CONFLICT DISCLOSURE FORM). Employees should also refer to the Conflicts of Interest Policy contained in the Compliance Manual.

1.	DECLARATION OF OUTSIDE INTERESTS

Each employee must declare all external interests on Declaration of Outside Interests Form (Appendix 3: DECLARATION OF OUTSIDE INTERESTS FORM) which include:

i.	Directorships (paid or unpaid)
ii.	Board interests
iii.	Proprietary interests
iv.	Consultancy arrangements
v.	Charitable trusteeships

It is a requirement that employees are to confirm their external interests prior to any proposed new appointment or at least annually. As a rule, employees are not to take up paid directorships or directorships at public listed companies. Under the SFC, all licensed individuals must declare and notify any directorships on the SFC WINGS portal within 7 business days of the appointment. Failure to notify will result in a breach of the notification requirements.

2.	PAY TO PLAY RULE

On 1 July 2010, the U.S. Securities and Exchange Commission adopted rule 206(4)-5 (“Rule”) of the U.S. Investment Advisers Act of 1940 to address so-called “pay-to-play” practices under which direct or indirect payments by investment advisers to state and local government officials are perceived to improperly influence the award of government investment business. Under the Rule, an investment adviser and its employees are prohibited from:

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i.	providing advisory services for compensation to a government entity client from two years after the investment adviser or certain of its executives or employees make a contribution to certain elected officials or candidates;
ii.	providing direct or indirect payments to any third party that solicits government entities for advisory business unless this third party is a registered broker-dealer or investment adviser itself subject to “pay-to-play” restrictions; and
iii.	soliciting from others, or coordinating, contributions to certain elected officials or candidates or payments to political parties where the investment adviser is providing or seeking government business.

XY’s policy is to not make any political contributions to any elected officials of a government entity. A government entity as defined by the Rule is any state or political subdivision of a state, including: (a) any agency, authority, or instrumentality of the state or political subdivision; (b) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code, or a state general fund; (c) a plan or program of a government entity; and (d) officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity. It is a requirement that employees are to seek approval when intending to make any political contributions to such person(s) in their own name.

When an individual is employed by XY, the company must “look back” to that employee’s prior Political Contributions. If the employee is involved in soliciting Clients for XY, then the company is required to look back at the employee’s Political Contributions for two years. If the employee is not involved in soliciting Clients for XY, then the company is only required to look back six months. The CCO will determine whether any such past Political Contribution will affect XY’s business. Upon joining XY, each new employee must complete a “New Hire Political Contributions Certification” (attached hereto as Appendix 4: NEW EMPLOYEE POLITICAL CONTRIBUTION DISCLOSURE FORM).

3	INDUCEMENTS

XY and its employees must not pay or accept any fee or commission, or provide or receive any non-monetary benefit, in relation to its activities unless it can be established that there is a benefit to the client or is a proper fee payable in respect of the services provided by XY. In respect of inducements given to or provided by third parties, their existence, nature and amount or calculation method must also be clearly and fully disclosed to the client prior to the provision of the service. Disclosure of the essential arrangements relating to fees, commission or non-monetary benefit may be made in summary form, with a genuine undertaking given to the client that further details will be disclosed on request. These disclosures may be made in the client agreement, terms of business or in Form ADV II.

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In order to meet the requirements of this Code, XY expects all employees to exercise good judgment in considering the value, frequency and intent of gifts and entertainment. Normal business entertaining is unlikely to conflict with this Code, but if employees have any doubts in this regard, they should consult the Chief Compliance Officer before accepting or offering.

All employees should report immediately details of gifts or benefits in kind with a value of above US$50 (approximately HK$390), to include the estimated cost of such, to the Compliance Officer. If the gift or benefit in kind is in excess of US$150 (approximately HK$1170) then prior approval is required from the Compliance Officer before it can be given or received.

4	GIFTS AND ENTERTAINMENT ACCEPTANCE/GIVING

The overriding objective of XY’s gifts and entertainment acceptance/giving policy is that XY and its employees must not be exposed to any actual or perceived improper obligation towards others; or be inappropriately influenced by others. This is to ensure XY maintains the highest standards of integrity and does not allow any conflicts with the duties it owes to a client.

Any question of acceptance/giving of gifts by the employees and the policy below is subject to the above objective. In particular, employees should be aware of the cumulative value and effect of gifts over time and XY expects all employees to exercise good judgement in considering the value, frequency and intent of gifts and entertainment.

i.	Gifts and hospitality in excess of US$50 (approximately HK$ 390) must be disclosed on the Gifts and Entertainment Notification Form (see Appendix 5: GIFTS AND ENTERTAINMENT NOTIFICATION FORM) and submitted to the Compliance Officer. For the rules on accepting/giving and disclosing hospitality/benefits see paragraphs below.
ii.	Employees must report the salient details of all gifts or hospitality/benefits in excess of US$50 (approximately HK$ 390) to the Compliance Officer prior to receipt (if practicable); and if not practicable, as soon as possible. Any such gifts or hospitality/benefits should then be recorded on the Gifts and Entertainment Notification Form.
iii.	Where gifts or hospitality/benefits are in excess of US$150 (approximately HK$1170) in value then prior approval is required from the Compliance Officer before it can be accepted. Such gifts or hospitality/benefits are to be reported on Gifts and Entertainment Approval Form (see Appendix 6: GIFTS AND ENTERTAINMENT APPROVAL FORM) and duly approved before accepting them.
iv.	Details of reportable gifts or benefits in kind should be reported on a timely basis to ensure that a complete, accurate and up to date record is maintained at all times.

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v.	In particular, employees should consider their acceptance/giving of hospitality (invitations to dinner or other forms of client entertainment), for example, by brokers. As noted above, the overriding objective of XY’s gift acceptance/giving policy is that employees must not be exposed to what at best could be construed as a perceived obligation towards others; or, at worst, would be considered an actual obligation towards others. You should consider whether the event is exclusively “work related” or could be construed as (even if only in part) hospitality. Clearly in many cases judgement will need to be exercised as to what should be disclosed but to the extent you have any doubt you should speak to the Compliance Officer. To ensure compliance with this policy, XY expects each employee to report the basic details of each hospitality/benefit invitation they accept. These details should include the name of the broker (or other party as the case may be) and the nature of the gift (e.g. dinner, sports, arts events). For the avoidance of doubt, all accepted invitations to events should be reported (regardless of costs).

In instances whereby the CCO requires pre-approval for G&E events, one of the Managing Member(s), Partner(s), Director(s), etc will provide written pre-approval to the CCO.

5	ANTI-BRIBERY POLICY AND PROCEDURES
i.	XY’s “Anti-Bribery Policy” prohibits employees from offering payments, or anything else of value, to a government official that will assist the company in obtaining or retaining business or securing any improper business advantage, including making, promising or offering bribes to maintain existing business relationships or operations. Anyone at the company found to be violating XY’s Anti-Bribery Policy will be subject to disciplinary action, which may include termination. XY requires all employees to report any suspicious activity that may violate the Anti-Bribery Policy to the CCO. An employee’s failure to report known or suspected violations may itself lead to disciplinary action.

ii.	The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits individuals and companies from corruptly making or authorizing an offer, payment or promise to pay anything of value to a foreign official[1] for the purpose of influencing an official act or make a decision in order to obtain or retain business. The FCPA applies to all foreign officials and all employees of state-owned enterprises. The definition of foreign official is broadly interpreted by the SEC and the U.S. Department of Justice both of whom enforce the FCPA’s prohibitions.

1 A “foreign official” includes: any officer or employee of or person acting in an official capacity for or on behalf of a foreign government or any department, agency, or instrumentality thereof, or of a public international organization; any employee or official of any court system, government regulatory or financial bodies, state-owned or controlled enterprises, and sovereign wealth funds; and foreign political parties and candidates for office.

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Under the FCPA, both XY and its individual employees can be criminally liable for payments made to agents or intermediaries “knowing” that some portion of those payments will be passed on to (or offered to) a foreign official. The knowledge element required is not limited to actual knowledge but includes “consciously avoiding” the high probability that a third party representing the Firm will make or offer improper payments to a foreign official.

iii.	Investment advisers that engage foreign agents are expected to be attuned to any “red flags” in connection with the relationship, which may include:

•	The foreign country’s reputation for corruption;

•	Requests by a foreign agent for offshore or other unusual payment methods;

•	Refusal of a foreign agent to certify that it will not make payments that would be unlawful under the FCPA;

•	An apparent lack of qualifications;

•	Non-existent or non-transparent accounting standards; and

•	Whether the foreign agent comes recommended or “required” by a government official.

Sanctions for violating the FCPA may include fines for the firm and individuals and jail terms for individuals.

iv.	employees are prohibited from giving anything of value to a foreign official without the CCO’s written pre-approval.

6	RESTRICTED LIST

XY operates a Restricted List policy for situations where it is in possession of non-public information regarding securities or companies. The primary purpose of the policy is to ensure XY does not trade in circumstances which could constitute insider dealing or market abuse, as well as more generally protecting its reputation. The procedures for adding/removing a security/company to the restricted list are set out below:

i.	If you become aware, or suspect, that you have received confidential non-public information, you must inform the Compliance Officer or Chief Executive immediately and complete the Restricted Stock – Notification Form (Appendix 7: RESTRICTED STOCK – NOTIFICATION FORM 7), who will add the security to the Restricted List where applicable.
ii.	The stock will be removed from the Restricted List once all material information has been made public, or is no longer current.

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iii.	The Restricted List will be held in a document saved on a secured folder on the server accessible by all employees.
iv.	The Restricted List will be populated in the portfolio management system which has pre-trade compliance checks built in.

In no case should anyone accept a “wall crossing” or sign a Non-Disclosure Agreement (NDA). Any such requests from companies or their agents should be referred to the Compliance Officer or Chief Executive. Employees should on the onset of any discussions state that no inside information should be shared and that they are not to be brought “inside” during the discussions. If you have any questions regarding the Restricted List, please consult the Compliance Officer.

As a rule, XY prohibits all staff from investing in the restricted stock.

7	PERSONAL ACCOUNT DEALING

XY is required to establish adequate arrangements aimed at preventing conflicts of interest or market abuse occurring in respect of personal account dealing undertaken by its employees or their connected persons involved in the provision of XY’s regulated activities.

The arrangements must also ensure that employees at XY do not advise or procure any other persons to enter into a personal transaction or to disclose information to them if they thought that person was likely to act on such information or to pass it on. In practice, XY requires that all employees be familiar with the personal account dealing policy and rules and to comply with them.

XY has classified all directors and employees (including part-timers and contract employees) as “Access Persons” for SEC purposes. “Access Persons” are defined in Rule 204A-1 as supervised persons who have access to nonpublic information regarding clients’ purchase or sale of securities, are involved in making securities recommendations to clients, or who have access to recommendations that are nonpublic. “Supervised person” refers any officer, director (or other person occupying a similar status or performing similar functions), or employee of the Firm, or other person who provides investment advice on behalf of the Firm and is subject to the supervision or control of the Firm.

Please see below with regards to XY’s personal account dealing rules:

i.	XY’s Personal Account (‘PA’) Dealing Rules (the ‘PA Dealing Rules’) are based on 4 principles:
a.	Any PA dealing undertaken by the employees should comply with all relevant laws and regulatory requirements and in particular those relating to market abuse and insider dealing.
b.	All PA dealing should be transparent, and no employee will raise any objection to making their entire PA dealing records available to XY upon request.

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c.	Neither the time taken nor the volume of transactions of an employee’s PA dealing will have a material impact on that employee’s work performance or conduct.
d.	XY expects any PA dealing to be for investment and not for trading purposes. XY requires a holding period of not less than 30 calendar days. The Compliance Officer may give prior written approval to employees to dispose of investments within this period if the employee is seeking to reduce loss. In the absence of the Compliance Officer’s authorization, approval can be sought from the Chief Investment Officer.
ii.	Breach of XY’s PA Dealing Rules will be viewed as misconduct. Appropriate disciplinary action (including summary dismissal for serious offences) will be taken against anyone who breaches these rules.
iii.	You must not undertake PA dealing in breach of any of XY’s PA Dealing Rules. Neither should you procure another person to undertake such dealing or communicate any information or opinion to any other person if you know, or ought to know, that the person will as a result enter into such dealing or procure another person to do so.
iv.	Within 10 days of commencement of your Employment, you are required to disclose to the Compliance Officer details of all your investment holdings and brokerage accounts, including those which you exercise investment discretion (“Appendix 8: INITIAL DECLARATION FORM”). This requirement also applies to persons deemed connected to your ‘Connected persons’ (See paragraph (vii)). Information on your investment holdings and brokerage accounts must be no more than 45 days old.
v.	Within 30 days after each quarter end, you are required to confirm to the Compliance Officer details of your investment holdings and brokerage accounts at each relevant quarter end, and the investment transactions during that quarter, including those for which you exercised investment discretion (“Appendix 9: QUARTERLY DECLARATION FORM”). The information submitted is required to be no more than 45 days old of the quarter end. At every financial year end, you are also required to submit copies of brokerage statements of all your brokerage accounts to the Compliance Officer along with that quarter end declaration.
vi.	You may be required to provide additional information in relation to your personal dealing, including details of transactions and copies of contract notes to the Compliance Officer and to make such arrangements for the Compliance Officer to gain access to that information in your absence.
vii.	XY’s PA Dealing Rules apply to you whenever you deal for your own account and also the account/s of your Connected Persons including but not limited to:
a.	dealing for your spouse, your civil partner, your co-habiting partner or any child of yours or any trust in which you, your spouse, your civil partner, your co-habiting partner or any child of yours is, or at the discretion of any person can be, a beneficiary;
b.	dealing in your capacity as a personal representative of an estate or as a trustee of a trust, in which estate or under which trust there is a

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significant interest held by you or any affiliate, or any company or partnership controlled by you or by any affiliate;
c.	otherwise dealing in your capacity as a personal representative or a trustee, unless you are relying entirely on the advice of another person from whom it is appropriate to seek advice in the circumstances; or
d.	dealing for the account of another person unless you do so in the course of your Employment, or
e.	a person over whom you exercise control and influence (as considered under the Hong Kong Fund Manager Code of Conduct).
viii.	XY will maintain a Restricted List which will be made available to all employees and updated where necessary.
ix.	All existing investments held upon the issuance of these PA Dealing Rules or the commencement of your employment (whichever is the later) must be declared to the Compliance Officer. You may be required to demonstrate that any of these investments does not represent a conflict of interest, or you may be asked to dispose of your investment(s).
x.	You may not undertake PA dealings in investments on XY’s Restricted List.
xi.	For the avoidance of doubt, the restriction in paragraph (x) applies (amongst other things) to a purchase or sale of an investment:
a.	under any offer (including a take-over or tender offer) which is made to the public or to all (or substantially all) the holders of the investment concerned; or
b.	by exercising a right conferred by that or another investment.
xii.	Following the addition of an investment to XY’s Restricted List you shall immediately declare to the Compliance Officer in writing any existing investment you may already hold. You may be required to demonstrate that this existing investment does not represent a conflict of interest, or you may be asked to dispose of your investment.
xiii.	After an investment has been placed on XY’s Restricted List, XY may from time to time undertake a retrospective review of transactions, including transactions in employees’ personal accounts and customer accounts that involve that investment.
xiv.	Employees are disallowed to engage in personal dealing in companies that trade on the Shanghai Stock Exchange and/or the Shenzhen Stock Exchange, generally referred to as China A-Shares.

If you intend to dispose of positions in China A-shares, which might be held prior to joining XY (subject to the approval by the Compliance Officer), please use Appendix 10: PERSONAL TRADE PRE-APPROVAL REQUEST FORM for pre-approval. For employees who are involved in research and investments within the Firm’s investable or geographical universe, a written explanation on the decision to trade and why there is no potential conflict of interest should be included in the Personal Account Dealing Form.

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xv.	You must not deal in any investment at a time and/or in a manner that is likely to have a direct adverse effect on the interests of a client of XY.
xvi.	Strict compliance with these PA Dealing Rules should be observed at all times to ensure maintenance of XY's reputation. In respect of PA dealing by you, you may not:

a.	contravene the conditions governing any specific share issue to the public (in particular, the use of false names is strictly forbidden);
b.	deal on, or advise, or procure others to deal on inside information however obtained and whether or not such inside information or dealings fall within the terms of the Securities and Futures Ordinance;
c.	break any of the rules and regulations laid down from time to time by the Securities and Futures Commission of Hong Kong (“HK SFC”), any other relevant Regulatory Body, or the rules, regulations, customs or practices of any market in which dealings are undertaken;
d.	undertake a level of personal account activity that might have a direct impact on your work performance or conduct; or
e.	behave in any manner which may be held to affect adversely the reputation and/or financial position of XY.

xvii.	PROHIBITED TRANSACTIONS
Permission will not be given to employees to transact in securities for their own account or an account where they have an interest:-

a.	Shares of companies that trade on the Shanghai Stock Exchange and/or the Shenzhen Stock Exchange, generally referred to as China A-Shares;
b.	Where there is ‘front running’, the practice of buying ahead at a perceived low price in the knowledge of an anticipated large order and cashing in when the price of the security rises;
c.	In the event that a security has been included in the Restricted List;
d.	Where the employee seeks to trade in opposition to his/her recommendation or analysis for XY within the applicable timeframe for his/her personal account;
e.	Where the employees and/or their Connected Persons seek to undertake cross trades with XY’s clients or the fund; or
f.	Relevant Persons should be prohibited from participating in initial public offerings available to funds managed by the Fund Manager or its Connected Persons, and should not use their positions to gain access to initial public offerings for themselves or any other person.
xviii.	Employees and Connected Persons may not buy or sell an instrument or investment on the same day that XY (or the funds it advises) has raised a pending buy or sell order in the same instrument:
a.	unless the order is withdrawn or
b.	at least until 7 days before or after that order is executed.

xix.	Employees and Connected Persons may not buy or sell an investment for their personal account within one trading day before (if the relevant person is aware

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of a forthcoming fund transaction) or after trading in that investment on behalf of the fund;
xx.	Employees and Connected Persons may not buy or sell an investment for their personal account within one trading day before (if the relevant person is aware of a forthcoming recommendation) or after a recommendation on that investment is made or proposed by the Fund Manager;
xxi.	Where an employee has received authorization to trade within the 7 days prior to an XY’s order being raised and the authorized trade has been executed by the employee, where it can be shown that there has been no impropriety and that there was no pre-trade knowledge by the employee of client transactions or proposed transactions, management may decide, based on the facts and at their discretion, not to require the employee to unwind their transaction. In cases of doubt, you should consult with the Compliance Officer.
xxii.	Connected Persons are required, either:
a.	To hold their personal accounts with the Fund Manager or a connected person and place all deals through that corporation; or
b.	Obtain approval from the compliance officer or other persons designated by senior management for outside broking accounts, and ensure that copies of the records and statements of personal transactions entered into by them are submitted to the compliance officer or other persons designated by senior management within a defined timeframe.
xxiii.	XY’s PA Dealing Rules may be amended from time to time upon any change in the investment scope of XY.

LIMITED OFFERINGS AND PRIVATE INVESTMENTS

Pursuant to XY Investments’ “Limited Offerings Policy”, employees and Connected Parties must also obtain the CCO’s written pre-approval before entering into “Limited Offerings and Private Investments”, also known as private placements, using the forms attached hereto as Appendix 11: LIMITED OFFERINGS PARTICIPATION REQUEST FORM Limited offerings include, among others, investments in private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters, and shares issued prior to a public distribution.

Prior to making the initial or any follow-on investment, the employee must arrange for the CCO to review and obtain any private placement memorandum, subscription agreements or other like documents pertaining to the investment. Where confirmations and statements or other like documents are not available from the issuer, the employee must promptly inform the CCO of any changes in the investment and provide the CCO with a brief written yearly update.

Employees will be required to complete Quarterly Compliance Attestations to confirm that they are complying with XY’s Limited Offerings Policy.

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8        INSIDER DEALING

The Securities and Futures Ordinance (Cap. 571) of Hong Kong defines information to include:

i.	matters of supposition and other matters that are insufficiently definite to warrant being made know to the public;
ii.	matters relating to the intentions, or the likely intentions, of a person;
iii.	matters relating to negotiations or proposals with respect to commercial dealings or dealing in securities;
iv.	information relating to the financial performance of a company or otherwise;
v.	information that a person proposes to enter into, or had previously entered into one or more transactions or agreements in relation to securities or has prepared or proposes to issue a statement relating to such securities; and
vi.	matters relating to the future.
It further defines that information is generally available if:

i.	it consists of readily observable matter;
ii.	it has been made known in a manner that would or would be likely to bring it to the attention of persons who commonly invest in securities whose price or value might be affected by the information and since it was so made know, a reasonable period for it to be disseminated among such persons has elapsed; or
iii.	it consists of deductions, conclusions or inferences made or drawn above.

Generally speaking, inside information means specific information about the company or its shareholders or its listed securities or their derivatives which is not generally known to the market but which if it were known, would be likely to materially affect the price of the listed securities. This is often referred to as price sensitive information or material non-public information. Inside Information is defined as follows:

“Inside information” is non-public “material information”. “Material information” is information which a reasonable person would expect it to have a material effect on the price or value of securities should that information become available to the marketplace in general.

“Material Information” includes matters relating to the intentions of a person, matters relating to negotiations or proposals with respect to commercial dealings or dealings in securities, information relating to the financial performance of a corporation, information that a person proposes to enter into or had previously entered into transactions or agreements in relation to securities or matters relating to the future.

Examples for material information:

i.	Earnings
ii.	M&A, tender offers, joint ventures
iii.	Changes in assets
iv.	Innovative products, processes, discoveries

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v.	New licenses, patents, registered trademarks, regulatory approval/rejection of a product
vi.	Developments regarding customers or suppliers (contracts obtained/lost)
vii.	Change in management
viii.	Change in auditor notification, attitude towards auditor’s report or qualified opinion
ix.	Events regarding issuer’s securities
x.	Bankruptcies
xi.	Legal disputes
xii.	Government reports
xiii.	Orders for large trades pre execution

Information is only regarded as public if it:-

i.	is published in accordance with the rules of the market on which the security is listed or quoted;
ii.	is in statutory records which are open to inspection
iii.	can readily be obtained by those likely to trade in the security or
iv.	can be derived from information already made public.

Therefore it is sensible to assume that any information received from a person connected to a listed company is not public until it is published in a company announcement or press release.

As a general rule, information is not considered publicly disclosed until a reasonable time after it has been made public.

Information is only considered public if it is simultaneously accessible by investing public (e.g. via a press release from the company). It is not sufficient that only part of the investing public has received the information. For example, if the management of a listed company discloses non-public price sensitive information to a group of analysts in a company meeting before the company makes a public announcement, this information is still considered non-public and therefore should not be passed on by the analysts to any other person.

Any person in possession of inside information, where an insider is defined as a person who knows that the information is not generally available and if it were generally available might have a material effect on the price or value of those securities, he/she must not (whether as principal or agent) himself /herself, or procure another person to, subscribe for, purchase or sell, or enter into an agreement to subscribe for, purchase or sell, any such securities. This also applies to a connected person to a company who:

i.	is an officer of that company or of a related company;
ii.	is a substantial shareholder in that company or of a related company; or
iii.	occupies a position that may reasonably be expected to give him/her access to information of a kind considered as insider information by virtue of any

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professional or business relationship existing between himself/herself and that company or a related company, or being an officer of a substantial shareholder in that company or in a related company.

As XY may use external experts or independent research providers (“experts”) during its research process, there is likelihood that XY may be exposed to inside information. When engaging experts, the following procedures should be complied with:

i.	Compliance must approve all experts, which includes reviewing and approving the agreement terms (“expert agreement”) upon which the expert is appointed to ensure, inter alia, that the disclosure of inside information is expressly prohibited in the course of providing the services contemplated by the expert agreement.
ii.	Experts should have their own compliance policies and procedures in place that deal with inside information.
iii.	Employees when requesting meetings with experts should state at the outset that no inside information should be shared during the meetings.
iv.	All information received from experts is to be documented by the receiver and reviewed by Compliance. Compliance should preferably be present during any conversations with the experts whenever possible. All phone conversations with experts should be recorded, reviewed and documented by Compliance.
v.	Employees should have regular compliance training (at least annually) that addresses interacting with experts and the procedures to comply with.
vi.	If there is a perception that XY may be exposed to inside information, discussions with the experts should end immediately and Compliance should be notified accordingly. The company for which the inside information was received should be added to the Restricted List.

Employees should ensure that no inside information is disclosed or acted upon without clearance from XY that each transaction has a bona fide purpose and is not intended to influence market price or convey a false appearance of price movement or volume. In instances where an employee knows or suspects that he/she possesses insider information, he/she must consult the Compliance Officer immediately.

All employees are reminded that any insider dealing is not only against the Code but is also illegal and grounds for summary dismissal and (possibly) criminal proceedings.

9          WHISTLE BLOWER POLICY

i.	Introduction

Pursuant to XY’s “Whistleblower Policy,” it is the responsibility of all employees to comply with the company’s policies and applicable law and to report violations or suspected violations, including, but not limited to, instances of financial impropriety or irregularity, dishonest activity or any other conduct that is prohibited by the Firm’s policies or applicable law. All persons making reports

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or complaints pursuant to this Whistleblower Policy will be protected from retaliation under the XY’s Non-Retaliation Policy that is a part of this Whistleblower Policy. The Whistleblower Policy is intended to encourage and enable employees and others to raise serious concerns within XY prior to seeking resolution outside of the Firm.

XY encourages employees to share their questions, concerns, suggestions, or complaints with someone who can address them properly. In most cases, an employee’s direct supervisor is in the best position to address an area of concern. However, if an employee is not comfortable speaking with his or her supervisor, or an employee is not satisfied with his or her supervisor’s response, the Employee is encouraged to speak with the CCO.

All suspected violations will be investigated by XY. The CCO is responsible for promptly investigating and resolving all reported complaints or allegations of violations of the company’s policies and/or applicable laws. The CCO, at his discretion, may advise Managing Member(s), Partner(s), Director(s) etc. of any allegations. Any employee filing a complaint concerning a violation or suspected violation of the company’s policies or the law must act in good faith and have reasonable grounds for believing that the information disclosed indicates a violation. Any allegation that proves to have been made maliciously or knowingly to be false will be viewed as a serious disciplinary offense.

ii.	Non-Retaliation Policy

XY forbids retaliation against anyone who, in good faith, reports or complains, assists in making a complaint, or cooperates in an investigation of financial impropriety or irregularity, dishonest activity or any other conduct that is prohibited by the company’s policies or applicable law. Any employee participating in an investigation is required to keep all interviews and other details of the investigation confidential to the fullest extent practicable and to refrain from discussing such matters with anyone, other than those individuals conducting or directing the investigation. Nothing in this policy prohibits an employee from making a report, complaint, or charge to any governmental agency or from communicating with a governmental agency in connection with a report, complaint, or charge (see “SEC’s Whistleblower Program,” below). Any employee who retaliates against another employee in violation of this policy will be subject to discipline, up to and including immediate termination.

If, after investigating any complaint, the XY determines that the complaint is frivolous and was not made in good faith or that an employee intentionally provided false information regarding the complaint, disciplinary action may be taken against the individual who filed the complaint or who gave the false information, up to and including termination.

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iii.	SEC’s Whistleblower Program

The SEC’s “Whistleblower Program” provides monetary incentives for individuals to come forward and report possible violations of the federal securities laws to the SEC. Under the SEC’s Whistleblower Program, eligible whistleblowers are entitled to an award of between 10% and 30% of the monetary sanctions for information that leads to a successful SEC action resulting in an order of monetary sanctions exceeding $1 million. An “eligible whistleblower” is a person who voluntarily provides the SEC with original information about a possible violation of the federal securities laws that has occurred, is ongoing, or is about to occur. Employees are eligible for an award for information reported internally if the information is reported to the SEC (by either the employee or the Firm) within 120 days of the employee’s internal reporting. XY encourages employees to follow the company’s Whistleblower Policy and to submit any inquiries regarding the SEC’s Whistleblower Program to the CCO.

10       SANCTIONS

XY reserves the right to take any legal action and/or impose sanctions (which may include among others, summary dismissal) it deems appropriate against any employee who violates any provision of this Code and to hold the employee liable for any and all damages that XY may incur as a direct or indirect result of any such employee’s violation of this Code or related law or regulation.

11       RECORD KEEPING

All employees are responsible for maintaining files and records for a minimum of 7 years with a minimum of 2 years on-site in XY’s office. Any other location containing books and records must be pre-approved by the SFC. XY’s recordkeeping procedures include the following:

i.	A copy of this Code;
ii.	A record of any violation of this Code and of any action taken as a result of such violation;
iii.	Copies of all acknowledgements by all employees that they have read and agree to abide with the Code;
iv.	Copies of all the Forms submitted by the employees, trade confirmations and statements of accounts; and
v.	List of employees governed by this Code.

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Appendix 1: EMPLOYEE ACKNOWLEDGEMENT FORM

I hereby certify to Shanghai XY Investments LLC and XY Investments (HK) Ltd (“XY”) that, I have read and understand the Code of Ethics of XY, I recognize that I am subject to the Code of Ethics, and I will comply with the Code of Ethics as a condition of my employment.

Employee’s Name (printed):

Employee’s Signature:

Date:

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Appendix 2: CONFLICT DISCLOSURE FORM

Conflict Disclosure Form
Name:
Department:
Manager:
Type of Conflict:	(1) Between XY and Clients (2) Between one client and another client
Describe Conflict:
How did the conflict arise?
Describe mitigating controls to resolve the conflict

Signature:	Date:

Compliance Review
Conflict Confirmed	Yes	No
Record of Conflict Updated	Yes	No
Mitigating Controls Implemented	Yes	No
Conflict Monitoring Updated	Yes	No
Disclosure Update Required	Yes	No

Signature:	Date:

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Appendix 3: DECLARATION OF OUTSIDE INTERESTS FORM

Employee name:

Name of Organization:

Nature of Business:

Legal Status of Entity (corporation, LP, LLC):

Business Address:

Principals:

___ Publicly Traded	___ Privately Placed	___ Non-Profit

To the best of your knowledge, does the company or any of its affiliates conduct or plan to conduct business with the Firm?                 ____ Yes ____ No

If yes, please explain:

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To the best of your knowledge, has the company or anyone associated with the company been the subject of a disciplinary proceeding issued by a securities regulatory authority, or been found guilty of a criminal offense within the last ten years? ___ Yes ___ No

If yes, please explain:

Description of Limited Offering Transaction

(Please provide CCO with purchase and/or subscription agreement and related documentation)

Type and amount of securities you are investing in:

Indicate the total dollar amount of your investment:

Do you own any other securities of the company or its affiliates? ___ Yes ___ No

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If yes, please explain:

Estimate your total equity ownership interest in the company:       ______ %

Through your investment do you have the right to participate in management, or the right to board membership or board observation rights?   ___ Yes ___ No

If yes, please explain:

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Appendix 4: NEW EMPLOYEE POLITICAL CONTRIBUTION DISCLOSURE FORM

The Investment Advisers Act “Pay to Play Rule” puts restrictions on XY regarding certain political contributions or other payments made by its Employees. The Pay to Play Rule contains look back provisions which provide that contributions or payments made by Employees prior to joining an investment adviser can, in some instances, disqualify the adviser from receiving compensation for managing the assets of certain public pension funds. Accordingly, so that we may determine whether any contributions made by you prior to your employment with XY implicate Rule 206(4)-5, all prospective Employees must complete and return the attached form prior to commencing employment. Please direct any questions to the CCO.

Set forth below is each direct or indirect Contribution1 made by the undersigned to an official of a government entity (including any state, city, county or other political subdivision and any instrumentality thereof) or candidate for such office, and each direct or indirect payment to a political party of a state or political subdivision thereof, in each case during the two-year period prior to the date of this Disclosure Form. Attach additional pages as necessary.

Name of individual (or entity) that made the Contribution:

Name of candidate/political party/political action committee to whom Contribution was made (for candidates, include name, title and any city/county/state/federal or other political subdivision affiliation):

Date and form of Contribution (i.e., campaign contribution, gift, loan, fundraising activity, volunteer of time, etc.):

Office to which candidate seeks or sought election:

Candidate’s position at time of Contribution:

Contribution amount (or value of non-cash Contribution):

$

To the best of your knowledge, did or does the position to which the candidate sought election or the position held by the candidate at the time of the election: (a) involve direct or indirect

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responsibility for, or confer the ability to influence the outcome of, the hiring of an investment adviser by a government entity; or (b) involve authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity?

____ Yes ____ No

Has your spouse, domestic partner, minor children or other immediate family members living in your household made Contributions to the above referenced official/candidate?

____ Yes ____ No

If yes, please provide details of such Contribution:

The undersigned hereby certifies that (i) all information provided herein is accurate and complete; and (ii) none of the Contributions or payments set forth above was made for the purpose of influencing the official conduct of any public official of a government entity or candidate for such office.

Name:

Signature:

Date:

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Appendix 5: GIFTS AND ENTERTAINMENT NOTIFICATION FORM

GIFTS & ENTERTAINMENTS NOTIFICATION FORM

Name:
Nature of Gift Received/Offered:
Donor or Recipient of Gift:
Description of Gift:
Reason of Gift:
Approximate Value:

I confirm that I know of no reason why the receipt or donation of the above gift should conflict with any duty owed to any client or with the best interest of any client

Signature:

Date:

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Appendix 6: GIFTS AND ENTERTAINMENT APPROVAL FORM

GIFTS & ENTERTAINMENTS APPROVAL FORM

Name:
Nature of Gift to be Received/Offered:
Donor or Recipient of Gift:
Description of Gift:
Reason of Gift:
Approximate Value:

I confirm that I know of no reason why the receipt or donation of the above gift should conflict with any duty owed to any client or with the best interest of any client

Signature:

Date:

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Appendix 7: RESTRICTED STOCK – NOTIFICATION FORM

Strictly Private & Confidential

To: The Compliance Officer

From: ………………………………………………………………………

Title: ………………………………………….....................................................

Price Sensitive Information Notice In accordance with the firm’s policies and procedures concerning the receipt and control of price sensitive information, I am notifying the Compliance Officer that I have received price sensitive information regarding the following company: Company / Companies involved: *SEDOL No : * Please note that other securities relating to the above security may be added to the restricted list.

Brief details of information received:	Individual/Firm providing information:
Date received:	Time received:
Medium of information transmission:	Other staff present:
“Expected Out” date:

I acknowledge that as an insider I am prohibited from dealing in the shares or other securities of the above company (ies) for the firm’s clients or for my own account. I am allowed to disclose this information to fellow investment team members and members of other investment desks where appropriate, however I acknowledge that I am prohibited from passing information to anyone else, both within and outside the firm without the express authority of the Compliance Officer.

Name:	Signature:
Date:	Department:
1)	Adding the stock to the restricted list:

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Compliance Officer Check (please tick):

Added to system

Restricted list updated

Staff notified

Name:	Signature:
Date:

2)	Removing the stock from the restricted list (only to be removed at the date the firm is no longer considered ‘inside’ and only on authorization via email from the originator - being the name and signatory on the notification form):

Compliance Officer Check (please tick):

Written authorization to remove

Removed from system

Restricted list updated

Staff notified

Name:	Signature:
Date:

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Appendix 8: INITIAL DECLARATION FORM

REPORTABLE SECURITIES HOLDINGS

Name of Employee:

The following sets forth all Covered Accounts and Non-Discretionary Managed Accounts (as defined in the Employee Investment Policy) holding Reportable Securities and Limited Offerings as of

                                                                                                                                                                              .

Personal brokerage statements and statements for private investments do not have to be provided quarterly for securities that are not Reportable Securities, but the list of those accounts needs to be maintained with the CCO.

Please note that you are required to update the CCO promptly when a new Covered Account is opened or changed.

Name on Account	Relationship to Employee	Broker, Dealer or Bank Where Securities Held	Type of Account	Discretionary or Non- Discretionary	Date of Statement of Holdings provided	Account Number

___	I have no Covered Accounts or Non-Discretionary Managed Accounts.

___	Please see the attached brokerage statement(s) provided to the CCO that contains information regarding the Reportable Securities (and to the extent applicable, Limited Offerings) above including the name on the account, title and type of securities held, security identifier/CUSIP, number of shares, amount held and the name of the broker, dealer or bank holding the positions on the covered person’s behalf.

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Appendix 9: QUARTERLY DECLARATION FORM

REPORTABLE SECURITIES HOLDINGS

Name of Employee:

The following sets forth all Covered Accounts and Non-Discretionary Managed Accounts (as defined in the Employee Investment Policy) holding Reportable Securities and Limited Offerings as of

                                                                                                                                                                              .

Personal brokerage statements and statements for private investments do not have to be provided quarterly for securities that are not Reportable Securities, but the list of those accounts needs to be maintained with the CCO.

Please note that you are required to update the CCO promptly when a new Covered Account is opened or changed.

Name on Account	Relationship to Employee	Broker, Dealer or Bank Where Securities Held	Type of Account	Discretionary or Non- Discretionary	Date of Statement of Holdings provided	Account Number

___	I have no Covered Accounts or Non-Discretionary Managed Accounts.

___	Please see the attached brokerage statement(s) provided to the CCO that contains information regarding the Reportable Securities (and to the extent applicable, Limited Offerings) above including the name on the account, title and type of securities held, security identifier/CUSIP, number of shares, amount held and the name of the broker, dealer or bank holding the positions on the covered person’s behalf.

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Appendix 10: PERSONAL TRADE PRE-APPROVAL REQUEST FORM

Preclearance from the CCO is required for all transactions as set forth in this Code of Ethics. The CCO will check the Firm’s Restricted List (as defined in the Code of Ethics) prior to granting approval. Please complete this form and return it to the CCO.

Employee Name: ___________________________________

Account Holder(s): __________________________________

Relationship to Employee: ____________________________

Type of Security: ____________________________________

Issuer: ____________________________________________

Buy/Sell: _______________   Quantity: _____________ Current Price: ____________

Buy/Sell: _______________   Quantity: _____________ Current Price: ____________

Buy/Sell: _______________   Quantity: _____________ Current Price: ____________

I REPRESENT THAT:

(i)	I am not in possession of material nonpublic information concerning or affecting the issuer(s);
(ii)	I am not aware of a pending research report involving or relating to the issuer(s);
(iii)	I am not aware of a material pending client or proprietary trade involving these securities;
(iv)	These trades conform to the Employee Investment Policy contained in the XY Investments’ Code of Ethics; and

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(v)	If approved, I understand that the authorization is valid only on the same business day as the approval.

Name: ________________________________________________________

Signed: ________________________________________________________

Date:

APPROVAL: _____________________________________________________

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Appendix 11: LIMITED OFFERINGS PARTICIPATION REQUEST FORM

Employee name:________________________________________________________________

Name of Organization:____________________________________________________________

Nature of Business:______________________________________________________________

Legal Status of Entity (corporation, LP, LLC):__________________________________________

Business Address:_______________________________________________________________

Principals:

___ Publicly Traded ___Privately Placed ___Non-Profit

To the best of your knowledge, does the company or any of its affiliates conduct or plan to conduct business with the Firm? ___Yes ___ No

If Yes, please explain:

To the best of your knowledge, has the company or anyone associated with the company been the subject of a disciplinary proceeding issued by a securities regulatory authority, or been found guilty of a criminal offense within the last ten years? ___ Yes ___ No

If Yes, please explain:

Description of Limited Offering Transaction

(Please provide CCO with purchase and/or subscription agreement and related documentation)

Type and amount of securities you are investing in:

[Insert Firm Name]

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Indicate the total dollar amount of your investment:

Do you own any other securities of the company or its affiliates? ___ Yes ___ No

If yes, please explain:

Estimate your total equity ownership interest in the company: _____%

Through your investment do you have the right to participate in the management, or the right to board membership or board observation rights? ___ Yes ___ No

If yes, please explain:

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